Exhibit 3.2
RESTATED ARTICLES OF INCORPORATION
OF
WORLD KINECT CORPORATION
In compliance with Section 607.1007, Florida Statutes, World Kinect Corporation hereby restates its Articles of Incorporation in their entirety as follows:
ARTICLE I - NAME
The name of this Corporation is World Kinect Corporation.
ARTICLE II - DURATION
This Corporation shall have perpetual existence.
ARTICLE III - PURPOSE
The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.
ARTICLE IV - CAPITAL STOCK
ARTICLE I - Common Stock: The Corporation is authorized to issue 100,000,000 shares of one cent ($.01) par value common stock, which shall be designated “Common Stock.” Except as provided by Section B hereof or otherwise by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.
A.Preferred Stock: The Corporation is authorized to issue 100,000 shares of one dollar ($1.00) par value series preferred stock, which shall be designated “Preferred Stock.” The Board of Directors is authorized to amend these Articles of Incorporation from time to time to divide the Preferred Stock into series and to determine the number of shares of each such series and the relative rights, preferences and limitations of the shares of each such series. Whenever the Board of Directors acts under the preceding sentence, it shall adopt a resolution setting forth its actions and stating the designations and number of shares, and the relative rights, preferences and limitations of the shares of each series thereby created or with respect to which it has made a determination or change, which rights, preferences and limitations may differ with respect to the various series, and shall execute and file in the office of the Secretary of State a Certificate of Amendment to the Articles of Incorporation, as provided by law, with respect to such actions. Without limiting the foregoing, the Board of Directors is expressly authorized to so fix and determine, with respect to each series:
(1)The number of shares which shall constitute that series and the name or designation of that series;
(2)The rate and times at which dividends on that series shall be paid, and whether and the extent to which such dividends shall be cumulative or non cumulative;
(3)The right or rights, if any, of the holders of shares of that series to receive dividends payable on a parity with or in preference to the dividends payable on shares of any other class or series;

(4)The preferential rights of the holders of shares of that series upon the liquidation of, or upon any distribution of the assets of, the Corporation;
(5)The terms, if any, upon which the holders of the shares of that series may convert such shares into shares of any class or classes or of any series of any class or classes;
(6)The terms and conditions, if any, on which shares of that series may be redeemed, including the redemption price or prices and the period or periods of such redemption;
(7)The terms or amount of any sinking fund or purchase fund for the purchase or redemption of shares of that series;
(8)Voting rights, if any, of the shares of that series; and
(9)Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.
ARTICLE V - REGISTERED OFFICE AND AGENT
The name and street address of the registered agent and office of this Corporation is CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.
ARTICLE VI - BOARD OF DIRECTORS
This Corporation shall initially have five (5) Directors. The number of Directors may be increased or diminished from time to time by the By-Laws but shall never be less than one (1).
ARTICLE VII - BY LAWS
The By-Laws of this Corporation may be adopted, altered, amended or repealed by either the Stockholders or Directors.
ARTICLE VIII - INDEMNIFICATION
The Corporation shall indemnify any Officer or Director, or any former Officer or Director, to the full extent permitted by law.
ARTICLE IX - AMENDMENT
This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in accordance with the provisions of the Florida General Corporation Act.